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Exhibit 23.1

Consent of Independent Auditor

        We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-60173 and 333-70408) pertaining to the 1995 Employee Stock Purchase Plan and the 2001 Allshare Stock Option Plan and Executive Stock Incentive Plan, respectively, of SkyWest, Inc. and subsidiaries, of our reports dated February 9, 2004, with respect to the consolidated financial statements and schedule of SkyWest, Inc. and subsidiaries included in the Annual Report (Form 10-K) for the year ended December 31, 2003.

/s/ Ernst & Young LLP

Salt Lake City, Utah
March 9, 2004

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Consent of Independent Auditor